Exhibit 99.1

HACKENSACK, NJ, March 7, 2014 – First Real Estate Investment Trust of New Jersey (“FREIT”) reports its operating results for the three-month periods ended January 31, 2014 and 2013. The results of operations as presented in this earnings release are unaudited, and are not necessarily indicative of future operating results.

FINANCIAL HIGHLIGHTS	Three Months Ended January 31,
	2014	2013
* Net Income Per Share-Basic	$1.39	$0.21
* Dividends Per Share	$0.30	$0.30
* AFFO Per Share-Basic	$0.35	$0.33
* AFFO Payout	85.7%	90.9%
* Average Residential Occupancy	93.1%	92.6%
* Average Commercial Occupancy (a)	82.7%	81.4%
(a) Includes occupancy for the Rotunda shopping center, which is undergoing a major redevelopment project. Also includes occupancy of Damascus shopping center, which recently underwent a major redevelopment project and is not fully leased.

RESULTS OF OPERATIONS

Table of Net Income Components

The table below presents the revenue and net income components that impacted net income-common equity for the three-month periods ended January 31, 2014 and 2013:

NET INCOME COMPONENTS
	Three Months Ended
	January 31,
	2014	2013	Change
	(In thousands)
Income from real estate operations:
Commercial properties	$3,332	$3,574	$(242)

Residential properties	2,642	2,299	343
Total income from real estate operations	5,974	5,873	101

Financing costs:
Fixed rate mortgages	(2,768)	(2,550)	(218)
Floating rate - Rotunda & Damascus (a)	(109)	(316)	207
Other- Corporate interest	(99)	(153)	54
Total financing costs	(2,976)	(3,019)	43

Investment income	42	50	(8)

General & administrative expenses:
Accounting fees	(128)	(130)	2
Legal & professional fees	(18)	(18)	—
Trustee fees	(127)	(125)	(2)
Corporate expenses	(129)	(150)	21
Total general & administrative expenses	(402)	(423)	21

Depreciation	(1,520)	(1,512)	(8)

Income from continuing operations	1,118	969	149

Income from discontinued operations	7	731	(724)
Gain on sale of discontinued operation	8,693	—	8,693

Net income	9,818	1,700	8,118
Net income attributable to noncontrolling
interests in subsidiaries	(193)	(229)	36

Net income attributable to common equity	$9,625	$1,471	$8,154

(a) Damascus converted to fixed rate loan in February 2013.

1

Operating Results

Real estate revenue for the three months ended January 31, 2014 (“Current Quarter”) increased 1.8% to $10,572,000, compared to $10,387,000 for the three months ended January 31, 2013 (“Prior Year’s Quarter”). Income from continuing operations for the Current Quarter was $1,118,000, compared to $969,000 for the Prior Year’s Quarter.

Net income attributable to common equity (“net income-common equity”) for the Current Quarter was $9,625,000 ($1.39 per share basic), compared to $1,471,000 ($0.21 per share basic) for the Prior Year’s Quarter. Included in net income-common equity for the Current Quarter was a gain of approximately $8.7 million relating to the sale of the South Brunswick property in December 2013. Also included in net income-common equity for the Prior Year’s Quarter was a $720,000 income tax credit related to the sale of the Heights Manor property. (See discussion under Residential Segment for additional information.)

SEGMENT INFORMATION

The following table sets forth comparative net operating income ("NOI") data for FREIT’s real estate segments and reconciles the NOI to consolidated net income-common equity for the Current Quarter, as compared to the Prior Year’s Quarter. (See below for definition of NOI.):

	Commercial				Residential				Combined
	Three Months Ended				Three Months Ended				Three Months Ended
	January 31,		Increase (Decrease)		January 31,		Increase (Decrease)		January 31,
	2014	2013	$	%	2014	2013	$	%	2014	2013
	(In thousands)				(In thousands)				(In thousands)
Rental income	$4,394	$4,429	$(35)	-0.8%	$4,649	$4,523	$126	2.8%	$9,043	$8,952
Reimbursements	1,283	1,392	(109)	-7.8%	—	—	—		1,283	1,392
Other	30	40	(10)	-25.0%	267	65	202	310.8%	297	105
Total revenue	5,707	5,861	(154)	-2.6%	4,916	4,588	328	7.1%	10,623	10,449

Operating expenses	2,324	2,225	99	4.4%	2,274	2,289	(15)	-0.7%	4,598	4,514
Net operating income	$3,383	$3,636	$(253)	-7.0%	$2,642	$2,299	$343	14.9%	6,025	5,935
Average
Occupancy %	82.7%	81.4%		1.3%	93.1%	92.6%		0.5%

Reconciliation to consolidated net income:
Deferred rents - straight lining	(46)	(56)
Amortization of acquired leases	(5)	(6)
Investment income	42	50
General and administrative expenses	(402)	(423)
Depreciation	(1,520)	(1,512)
Financing costs	(2,976)	(3,019)
Income from continuing operations	1,118	969
Income from discontinued operations	7	731
Gain on sale of discontinued operation	8,693	—
Net income	9,818	1,700
Net income attributable to noncontrolling interests	(193)	(229)
Net income attributable to common equity	$9,625	$1,471

NOI is based on operating revenue and expenses directly associated with the operations of the real estate properties, but excludes deferred rents (straight lining), lease amortization, depreciation, financing costs and other items. FREIT assesses and measures segment operating results based on NOI.

Same Property NOI: FREIT considers same property net operating income (“Same Property NOI”) to be a useful supplemental non-GAAP measure of our operating performance. We define same property within both our commercial and residential segments to be those properties that we have owned and operated for both the current and prior periods presented, excluding those properties that we acquired, redeveloped or classified as discontinued operations during those periods. Any newly acquired property that has been in operation for less than a year, any property that is undergoing a major redevelopment, but may still be in operation at less than full capacity, and/or any property that is under contract for sale are not considered same property.

NOI and Same Property NOI are non-GAAP financial measures and are not measures of operating results or cash flow as measured by generally accepted accounting principles, and are not necessarily indicative of cash available to fund cash needs and should not be considered an alternative to cash flows as a measure of liquidity.

2

Commercial Segment

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s commercial segment for the Current Quarter decreased by 2.6% and 7.0%, respectively, from the Prior Year’s Quarter. The decrease in revenue and NOI for the Current Quarter was primarily due to higher vacancies at the Rotunda, in addition to higher operating expenses at some of our commercial properties. Since the Rotunda is in the initial stages of its redevelopment project, which began in September 2013, many of its retail tenants were asked to vacate the center in order to renovate the existing retail space.

Same Property Operating Results: FREIT’s commercial segment currently contains nine (9) same properties. (See definition of same property under Segment Information above.) Since The Rotunda property is currently undergoing a major redevelopment and is operating at less than full capacity, it has been excluded from same property results for all periods presented. For the Current Quarter, same property revenue and same property NOI for our commercial segment decreased by 0.7% and 2.5%, respectively, as compared to the Prior Year’s Quarter.

The US economic recovery continues to show signs of improvement, with retail sales also showing slight improvement. Despite minor tenant fall-out at some of our properties, occupancy at our other commercial properties has been on the upswing for the Current Quarter. Average occupancy for the Current Quarter increased 1.3%, compared to Prior Year’s Quarter. Excluding the impact of the Rotunda property, which is currently undergoing a major redevelopment project that began in September, 2013, average occupancy rates for the Current Quarter increased 3.3% over last year’s comparable period.

On December 20, 2013, the South Brunswick property was sold for $11 million resulting in a capital gain of approximately $8.7 million net of sales fees and commissions. FREIT intends to structure this sale in a manner that qualifies it as a like-kind exchange of real estate pursuant to Section 1031 of the Internal Revenue Code. Such a transaction, if completed, will result in a deferral for income tax purposes of the $8.7 million capital gain. The Company has identified replacement property related to this exchange and has until June 18, 2014 to complete an acquisition.

Residential Segment

As indicated in the table above under the caption Segment Information, total revenue and NOI from FREIT’s residential segment for the Current Quarter increased by 7.1% and 14.9%, respectively, as compared to the Prior Year’s Quarter. The increase in total revenue for the Current Quarter was primarily attributable to: (a) increased base rent, (b) net insurance recovery of $200,000 relating to damages incurred at our Steuben Arms property last year as a result of Hurricane Sandy, and (c) slightly higher occupancy levels at several of our properties. Average occupancy levels for the Current Quarter increased a modest 0.5%, as compared to last year’s comparable period.

Same Property Operating Results: FREIT’s residential segment currently contains six (6) same properties. (See definition of same property under Segment Information above.) Same property revenue and same property NOI for FREIT’s residential segment for the Current Quarter increased by 7.1% and 14.9%, respectively, as compared to the Prior Year’s Quarter. The Palisades Manor property, which was sold in April 2013, and the Grandview Apartments property, which was sold in August 2013, are classified as discontinued operations and therefore not included as same property.

In connection with the Heights Manor sale, FREIT recognized a capital gain of approximately $9.5 million of which it distributed approximately $5 million to its shareholders during the fiscal year ended October 31, 2012. As FREIT did not intend to distribute to its shareholders the remaining $4.5 million of capital gain, FREIT provided approximately $1.5 million federal and $400,000 state income taxes on such undistributed gain, which was charged to discontinued operations. In the quarter ended January 31, 2013, FREIT elected, under Section 858 of the Internal Revenue Code, to treat the $1.4 million dividend paid during such period as a distribution of the prior year’s capital gain and, accordingly, reversed $720,000 of the income tax liability, which has been credited to income from discontinued operations for the three-month period ended January 31, 2013.

3

ADJUSTED FUNDS FROM OPERATIONS

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). Effective with the 3rd Quarter of Fiscal 2013, FREIT revised its FFO calculation to be in conformance with the NAREIT definition. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT modified the NAREIT computation of FFO to include other adjustments to GAAP net income that are not considered by management to be the primary drivers of their decision making process. These adjustments to GAAP net income are amortization of acquired leases, straight-line rents, FFO from discontinued operations and recurring capital improvements on our residential apartments. The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT believes that AFFO is useful to investors as a supplemental gauge of our operating performance. We compute FFO and AFFO as follows:

	Three Months Ended January 31,
	2014	2013
	(in thousands, except per share amounts)
Funds From Operations ("FFO") (a)

Net income	$9,818	$1,700
Depreciation of consolidated properties	1,520	1,512
Depreciation of discontinued operations	—	3
Amortization of deferred leasing costs	62	62
Gain on sale of discontinued operation	(8,693)	—
Distributions to minority interests	(255)	(278)
FFO	$2,452	$2,999

Per Share - Basic	$0.35	$0.43

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$2,452	$2,999
Amortization of acquired leases	5	6
Deferred rents (Straight lining)	46	56
Less: FFO from discontinued operations	(7)	(734)
Capital Improvements - Apartments	(104)	(57)
AFFO	$2,392	$2,270

Per Share - Basic	$0.35	$0.33

Weighted Average Shares Outstanding:
Basic	6,932	6,942

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT’s, and therefore FREIT’s FFO and AFFO may not be directly comparable to that of other REITs.

SHARE REPURCHASES

On December 4, 2013, FREIT’s Board of Trustees authorized the repurchase of up to 24,400 FREIT shares. On December 17, 2013, FREIT repurchased 20,400 shares in a privately-negotiated transaction with an unaffiliated party for an aggregate purchase price of $357,000, or $17.50 per share.

DIVIDENDS

The 1st quarter dividend of $0.30 per share will be paid on March 14, 2014 to shareholders of record on March 10, 2014.

4

The statements in this report that relate to future earnings or performance are forward-looking. Actual results might differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents. Additional information about these factors is contained in the Trust’s filings with the SEC including the Trust’s most recently filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. It has approximately $275 million (historical cost basis) of assets. Its portfolio of residential and commercial properties extends from Eastern L.I. to Maryland, with the largest concentration in Northern New Jersey.

For additional information contact Shareholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

5